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                                                                    Exhibit 10.1

                               DIME MORTGAGE, INC.
                         6200 Courtney Campbell Causeway
                              Tampa, Florida 33607


                                                      July 17, 1997



Gary F. Moore
c/o North American Mortgage Company
3883 Airway Drive
Santa Rosa, California 95403-1699


            Re:   Agreement Regarding Initial Employment Terms

Dear Mr. Moore:

            This letter agreement (the "Letter Agreement") is intended to detail elements of your initial compensation arrangements with Dime Mortgage, Inc. ("DMI") to become applicable upon your commencement of employment by DMI. This Letter Agreement replaces and supersedes the Agreement Regarding Initial Employment Terms between you and DMI dated June 22, 1997, which shall be of no further force or effect. DMI agrees to employ you, and you agree to be employed by DMI, on the following terms and conditions:

            1. As an employee of DMI, your principal duties will include responsibility for DMI's information technology systems and operations, and for human resources activities domiciled in Santa Rosa, California. Your place of employment will be Santa Rosa, California. You will also have responsibility for such other duties as may be assigned to you by DMI from time to time. Your initial annual salary will be at a rate of $185,000.00 per annum. You will be eligible to participate in DMI's incentive plan during 1997 with a target incentive opportunity equal to 35% of your annualized base salary. The amount of any incentive opportunity payment to be made to you by DMI will be reduced by the total amount of any performance or other bonuses or awards which are paid, or accrued to be paid, to you under the annual executive bonus plan or any other bonus plan or arrangement in respect of 1997 by North American Mortgage Company (and its subsidiaries) prior to the date of Consummation (as defined below). Later levels of target incentive opportunity and other terms of participation will be as set by DMI's Board of Directors or a committee thereof. You will be eligible to participate in such life, medical
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and other insurance plans or programs as are made available by DMI to other similarly situated employees of DMI. You will be eligible to participate in one or more qualified and non-qualified programs providing defined contribution retirement benefits with the rate of employer contributions (or deemed employer contributions) not less in the aggregate than that previously provided by North American Mortgage Company.

            2. In addition to the terms described in this Letter Agreement, the terms of your employment will be as set forth in an employment agreement to be executed by you and DMI (the "Employment Agreement") which will contain terms substantially in accordance with those described in Exhibit A attached hereto and made a part of this Letter Agreement. Your employment by DMI will commence, and DMI agrees to execute and deliver the Employment Agreement contemporaneous with, consummation ("Consummation") of the transaction contemplated by that certain Agreement and Plan of Combination, dated as of June 22, 1997, between Dime Bancorp, Inc. and North American Mortgage Company (the "Transaction Agreement"). (If in connection with the transactions contemplated by the Transaction Agreement, the mortgage banking operations of DMI are transferred to another entity that is a direct or indirect subsidiary of Dime Bancorp, Inc., then this Letter Agreement and the Employment Agreement shall be assumed by, and be binding upon, such entity, and the term "DMI" as used herein and in the Employment Agreement shall mean such entity.) Your employment by DMI, and DMI's agreement to enter into the Employment Agreement, is expressly conditioned upon and subject to Consummation. If for any reason the Consummation does not occur as contemplated in the Transaction Agreement, DMI shall have no obligation to employ you, or to enter into the Employment Agreement, shall have no further obligation or liability to you whatsoever, and the terms of this Letter Agreement shall become automatically void and without further effect.

            3. DMI agrees that notwithstanding anything to the contrary contained in the Employment Agreement, upon termination by DMI of your employment under the Employment Agreement for any reason other than for "cause" (as defined in the Employment Agreement), or upon your voluntary termination of employment with DMI within 30 days of any DMI-imposed requirement that you relocate your principal place of business to any location in excess of 50 miles from Santa Rosa, California, the total of your cash severance benefits under the Employment Agreement and this Letter Agreement shall be at least $330,375 (the "Minimum Severance Amount"). If the total of any cash severance payments payable to you under the Employment Agreement in respect of a termination of employment by DMI, as provided in the preceding sentence, or upon your voluntary termination of employment with DMI, as provided in the preceding sentence, either (i) as salary continuation other than in connection with a Change in Control (as
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defined in the Employment Agreement), or (ii) as a lump sum in connection with a
Change in Control, shall be less than the Minimum Severance Amount, then DMI shall pay you the difference between the total of such cash severance payments payable to you under the Employment Agreement and such Minimum Severance Amount as a lump sum, within 30 days after the effective date of termination of your employment. In connection therewith, you hereby agree you will not be entitled to, and shall by and upon your execution of this Letter Agreement be deemed to have irrevocably waived, any rights to severance benefits to which you are or may become entitled prior to the Consummation or other termination of the Transaction Agreement, or otherwise in connection with the transactions contemplated by the Transaction Agreement under any severance agreement, arrangement or plan to which you are party or in which you are a participant, including, without limitation, as provided under the North American Mortgage Company Senior Executive Severance Pay Plan (the "Severance Pay Plan"), and that upon the effectiveness of the Employment Agreement, your right to any benefits under the Severance Pay Plan or any other arrangement providing severance benefits with North American Mortgage Company shall finally terminate and be of no further force or effect.

            4. Any payments due you under this Letter Agreement shall be reduced by all applicable withholding and other taxes. Nothing in this Letter Agreement confers upon you the right to continue in the employment of DMI or interferes with or restricts in any way the right of DMI to terminate your employment at any time, with or without cause.

            5. Notwithstanding anything in the foregoing, if any statute, regulation, order, agreement or regulatory interpretation thereof that is valid and binding upon DMI, including, without limitation, 12 USC Section 1828(k) and regulations thereunder (each a "Regulatory Restriction") restricts, prohibits or limits the amount of any payment or the provision of any benefit that DMI would otherwise be liable for pursuant to this Letter Agreement, then the amount that DMI will pay to you will not exceed the maximum amount permissible under such Regulatory Restriction; provided, that if such Regulatory Restriction shall subsequently be rescinded, superseded, amended or otherwise determined not to restrict, limit or prohibit payment by DMI of amounts otherwise due you hereunder, DMI shall promptly thereafter pay to you any amounts (or the value of any benefit) previously withheld from you as a result of such Regulatory Restriction. As of the date hereof, DMI represents there are no Regulatory Restrictions restricting your right to the payments contemplated hereby. Further, if any amount otherwise payable hereunder would be deemed to constitute a parachute payment (a "Parachute Payment") within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and if any such Parachute Payment, when added to any other payments that are deemed to constitute Parachute Payments, would otherwise result in the imposition of an excise tax
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under Section 4999 of the Code, the amounts payable hereunder shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax. Any such limitation shall be applied to such compensation and benefit amounts, and in such order, as DMI shall determine in its sole discretion. References to the Code hereunder shall be to the Code as presently in effect or to the corresponding provisions of any succeeding law.

            6. This Letter Agreement shall be governed by the laws of the State of New York, without regard to conflict of laws principles applied in the State of New York. In the event of any conflict between the express provisions of this Letter Agreement and the Employment Agreement, the express provisions of the Employment Agreement shall be controlling. Except as otherwise provided above, this Letter Agreement may only be amended in writing signed by both parties hereto.

            Please indicate your acceptance to the terms of this Letter Agreement by signing below. This Letter Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute but one and the same instrument.


                              Very truly yours,

                              DIME MORTGAGE, INC.



                              By: /s/ D. James Daras
                                 ________________________________________


AGREED AND ACCEPTED


/s/ Gary F. Moore
_____________________________
Gary F. Moore
Date: July 17, 1997
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                                                                      EXHIBIT A

                       STANDARD FORM EMPLOYMENT AGREEMENT

      Employer:   Dime Mortgage, Inc. ("Employer")

      Term: The initial term of the Employment Agreement ends March 1, 1999. The Agreement provides for automatic renewal on each March 1st (commencing and including March 1, 1998) for an additional year (so that at that point they would have a two-year term) unless prior written notice of nonrenewal is given by either party, at least 10 days in advance. The Agreement also provides that the Board of Directors, or a Committee or subcommittee of the Board (if so delegated by the Board) will annually review it to determine whether or not to give the notice of nonrenewal.

      Duties: The Agreement specifies the position and duties of each individual officer and permits the assignment of comparable or additional duties or positions.

      Compensation: The Agreement gives the Board of Directors or a committee thereof broad latitude in adjusting compensation levels, except that decreases in annual salary may not exceed 25% in any one year, other than decreases that are applied generally to officers of comparable rank. Compensation payments are automatically deferred to the extent necessary to comply with Dime Bancorp, Inc. ("Bancorp") policy regarding Code Section 162(m) ($1 million dollar cap on deductible compensation). To the extent so deferred, those amounts are payable under the applicable provisions of the Voluntary Deferred Compensation Plan. Benefits are generally as provided by applicable Employer plans.

      Death & Disability: The Agreement provides no special death benefits. However, full salary (less available disability insurance benefits) is provided for up to one year of permanent disability (or, if less, the end of the remaining term of the agreement), with continued life, medical and dental insurance coverage for the remaining term (as long as continued contributions are made).

      Severance Benefits: The Agreement provides that if, prior to a Change in Control, Dime terminates the officer's employment (other than for cause), Employer will continue, during a
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"Severance Period," to pay the officer's salary and to maintain the officer's life, medical and dental insurance coverage as in effect (subject to continuing officer contributions) immediately prior to termination. The base Severance Period is either six months for officers who have been employed for two years or less (including service with North American Mortgage Company) or twelve months for those employed for more than two years. The base Severance Period may be increased by an "age multiplier," which increases the Severance Period for officers age fifty and over as follows: 1.25x for officers age 50 to 54, 1.375x for officers age 55 to 59, and 1.5x for officers age 60 or over. All such severance payments are subject to limitation to the extent necessary to comply with applicable regulatory restrictions. Finally, no benefits are provided upon a termination for cause or if the officer voluntarily terminates. For purposes of the Agreement, "cause" means the officer's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform assigned duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order or material breach of any provision of the Agreement.

      Change in Control: The Agreement provides for Change in Control benefits to apply in lieu of the otherwise applicable severance benefits if, during a specified period following a Change in Control, the officer's employment is terminated by Employer (other than for cause) or, in certain circumstances, either constructively terminated or terminated by the officer.

      For these purposes, a Change in Control includes any of the following:

      1. A merger, consolidation or reorganization where voting securities of Bancorp (or The Dime Savings Bank of New York, FSB (the "Bank")), either as still outstanding or after conversion into other securities, do not continue to represent at least 65% of the combined voting power of the resulting entity.

      2. Shareholder approval for the liquidation or sale of substantially all of the assets of Bancorp or the Bank.

      3. Acquisition of more than 35% of the stock of Bancorp or the Bank by a person or entity or persons or entities acting as a group.

      4. If the directors designated for election by the nominating committee of Bancorp or the Bank stop constituting a majority of the members of the Board of Directors of
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            Bancorp or the Bank.

      5. Entering into a binding agreement which, if consummated, would result in a change in control as described in items (1) or (3) above, a sale of substantially all assets of Bancorp or the Bank, or adoption of a Plan of Liquidation.

      The Agreement provides that in addition to an involuntary termination by Employer (which includes a termination in connection with permanent disability but not a termination for cause), Change in Control benefits are also generally payable on a constructive termination (where the officer terminates his or her employment, following a material lessening of the officer's responsibilities, or where his or her salary is reduced below its pre-Change in Control level). Change in Control benefits are also payable if the officer voluntarily terminates his or her employment after a Transfer of Control (defined below).

      Change in Control benefits are only payable if the termination of employment, as described above (or notice thereof), occurs during the remaining term of the agreement in effect at the time of the Change in Control, with the added requirement that voluntary terminations after a Transfer of Control (or notice thereof), not on account of constructive termination, must occur within 90 days of the Transfer of Control. Non-renewal of the Agreement by Employer during the remaining term of the agreement in effect at the time of the Change in Control is treated as the equivalent of an involuntary termination for purposes of triggering Change in Control benefits (with the employee then eligible for Change in Control benefits at the end of the remaining term of the Agreement). Change in Control benefits (limited as described below) include the following:

      (a) a lump-sum payment of two times annual salary plus bonus opportunity;

      (b) vesting in accordance with their original terms of all stock options that do not otherwise vest upon a Change in Control, and provision for continued exercisability of all outstanding options for their full remaining terms (to the extent permitted by the underlying stock option plan), in each case without regard to the officer's termination of employment;

      (c) continuation of life, disability, medical and dental insurance coverage for the remaining term of the agreement at the time of termination (as long as continued
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            contributions are made by the officer);

      (d) supplemental (non-qualified) benefits (including benefits related to 401(k) match) under otherwise generally applicable Employer defined contribution plans in which the officer participates, to replace any accrued defined contribution retirement benefits that are lost because they were not vested at the time of termination.

      In addition, if following a Change in Control, Employer relocates its principal executive offices and as a result the officer changes his or her principal residence, the Agreement provides that he or she will receive relocation benefits consisting of moving expenses and reimbursement of any loss incurred on the sale of that residence.

      Unless there has been a Transfer of Control, these Change in Control benefits, as well as other benefits payable under the Agreement, are capped so that no payments will be required to be made that should trigger any excise taxes relating to "golden parachute payments." The cap on Change in Control benefits also applies, even after a Transfer of Control, if the benefits are payable on account of a voluntary termination (and not on account of constructive termination or deemed involuntary termination) within 90 days after the Transfer of Control.

      If, however, the Change in Control were deemed a Transfer of Control, and the termination were on account of involuntary termination (other than for cause) or a covered constructive termination or deemed involuntary termination, no cutback would apply, and a gross-up for the tax costs related to any golden parachute excise tax would apply instead.

      A Transfer of Control is defined as:

      1. a merger, consolidation or reorganization where voting securities of Bancorp (or the Bank) either as still outstanding or after conversion into other securities, do not continue to represent at least 65% of the combined voting power of the resulting entity, and that transaction has not been recommended for approval by the Bancorp Board; or

      2. a merger, consolidation or reorganization where either (i) voting securities of Bancorp (or the Bank) either as still outstanding or after conversion into other securities, do not continue to represent at least 45% of the combined voting power of the resulting entity, or where (ii) Bancorp's or the Bank's directors constitute less than 45% of the directors of the resulting entity; or
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      3.    any of the Change in Control events (other than the entering into a binding agreement that would result in a Change in Control) that the Board of Bancorp or the Bank, as appropriate, determines is a Transfer of Control for purposes of the Agreement, but with the additional rule that if it is an express condition precedent to the consummation of any Change in Control event or occurrence that the Bancorp or Bank Board refrain from making a "Transfer of Control" designation, then the event or occurrence will automatically constitute a Transfer of Control.

      Confidentiality and Other Post-Termination Obligations. The Agreement would provide that following any termination of employment, the officer may not disclose any confidential information, must return all material documents relating to the business of Employer and its affiliates (including Bancorp and the Bank), and (except if the termination occurs after a Change in Control) may not solicit, for one year following termination, the employment of any person who is or recently was an employee of Employer or its affiliates.

      Additional Provisions: Following a Change in Control, the Agreement provides that the officer will be entitled to receive legal fees if he or she is required to bring an action to enforce the Agreement and is the prevailing party. All payments under the Agreement are expressly limited if compliance would violate any FDIC "golden parachute" regulations. The Agreement also contains provisions more generally limiting payments to the extent necessary to comply with applicable laws and regulations and mandatory provisions relating to the taking of regulatory action against the officer, Employer or its affiliates. The Agreement does not limit the payment of severance or other benefits (to the extent not otherwise capped) notwithstanding that the officer obtains other employment.